COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	September 30, 2003			September 30, 2002

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$946	$1,326,477	$0.71	$649	$1,339,331	$0.48

Effect of dilutive securities
Options		56,155			44,789

Diluted EPS
Income available to common shareholders	946	1,382,632	$0.68	649	1,384,120	$0.47

	For the nine months ended
	September 30, 2003			September 30, 2002
Basic EPS
Income available to common shareholders	2,356	1,323,224	$1.78	2,074	1,336,499	$1.55

Effect of dilutive securities
Options		52,577			42,203

Diluted EPS
Income available to common shareholders	$2,356	$1,375,801	$1.71	$2,074	$1,378,702	$1.50